Exhibit 10.22
                             DISTRIBUTION AGREEMENT



      THIS AGREEMENT, effective as of August 28, 1998, between CARDIOVASCULAR DIAGNOSTICS, INC., a corporation organized and existing under the laws of North Carolina, with its principal offices located at 5301 Departure Drive, Raleigh, North Carolina ("CVDI"), and CHIRON DIAGNOSTICS CORPORATION, a Delaware corporation with its principal offices at 63 North Street, Medfield, Massachusetts ("Chiron Diagnostics").

                              W I T N E S S E T H:

      WHEREAS, CVDI, among other things, is engaged in the manufacture of certain hemostasis diagnostic products;

      WHEREAS, Chiron has experience and capability in the marketing and distribution of such products and desires to distribute CVDI's hemostasis products by itself and through its Affiliates and distributors (hereinafter Chiron Diagnostics, its Affiliates and distributors shall collectively be referred to as "Chiron"); and

      WHEREAS, simultaneously herewith, Chiron will invest $6,000,000 in CVDI through its purchase of shares of Common Stock of CVDI.

      NOW, THEREFORE, the parties agree as follows:

1.    DEFINITIONS.

      The following capitalized terms shall have the meanings set forth below:

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[   ]  CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND
FILED SEPARATELY WITH THE SEC.


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            1.1 "ACT" means the Food, Drug and Cosmetic Act (21 U.S.C. ss.ss.
            301 et seq.) and the regulations promulgated thereunder and all foreign equivalents thereof.

            1.2 "AFFILIATE" means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a party. "Control" means the direct or indirect, legal or beneficial, (a) ownership of more than 50% of the outstanding voting rights of such person or entity or (b) the power or ability to direct the management or policies of such person or entity.

            1.3 "CONTROLS" means Products manufactured by CVDI which are used for quality control purposes.

            1.4 "FDA" means the United States Food and Drug Administration or any successor agency, and all foreign equivalents thereof.

            1.5 "GOOD MANUFACTURING PRACTICES" OR "GMP" means the applicable current good manufacturing practices promulgated from time to time by the FDA in accordance with the Act, and all foreign equivalents thereof.

            1.6 "HOME MARKET" means the market for Products used by patients performing tests on themselves at home (i.e., outside of hospital, institutional or physician office locations).

            1.7 "INSTRUMENTS" means CVDI's manual, compact, single test, portable analyzer, the TAS (thrombolytic assessment system), which provides point of patient care evaluations of hemostasis, and the Accent, portable compact microprocessor-based docking station to be used in conjunction with the TAS for purposes of heparin

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            management during surgical procedures. Instruments sold by Chiron hereunder shall bear a Chiron label for all Instruments sold subsequent to an initial interim period, approximately 120 days after CVDI receives the necessary approved artwork from Chiron.

            1.8 "NEW PRODUCTS" means improvements and enhancements to Routine Products.

            1.9 "PRODUCTS" means Routine Products, New Products, Specialty Products and Instruments.

            1.10 "ROUTINE PRODUCTS" means CVDI HMT, PT, aPTT and LHMT test cards.

            1.11 "SPECIALTY PRODUCTS" means any test cards sold by CVDI, excluding Routine Products and New Products, as they become available.

            1.12 "SPECIFIED MARKETS" means the market for Products in the hospital. Chiron shall be entitled to provide written notice to CVDI that Chiron desires to add distribution rights in any market in addition to the hospital market, other than the Home Market, for a period of 120 days subsequent to the effective date of this Agreement and any such market shall be added to the definition of Specified Markets..

            1.13 "TERRITORY" means the countries listed on Schedule 1.13.

2.  DISTRIBUTION OF PRODUCT.

      2.1   EXCLUSIVE RIGHTS.

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            (a)   GRANT.  Subject to the limitations contained herein, CVDI
                  hereby grants to Chiron the sole and exclusive right to sell, market, promote, distribute, and otherwise transfer, dispose, provide and place ("sell"): (i) Routine Products and New Products within the Territory in the Specified Markets, and (ii) Specialty Products within the Territory in the Specified Markets, but excluding the United States and Canada from the definition of Territory for Specialty Products. CVDI shall not, directly or indirectly, through technology licensing or otherwise, grant any third party any right to sell Routine Products in the Territory in the Specified Markets during the term of this Agreement. CVDI hereby grants to Chiron the non-exclusive right to sell, market, promote, distribute, and otherwise transfer, dispose, provide and place ("sell") Instruments within the Territory in the Specified Markets during the term of this Agreement. It is anticipated by the parties that Chiron shall prepare for its distribution obligations between the date hereof and the end of calendar year 1998 and that it shall begin distribution on or about January 1, 1999.

            (b) EXCEPTIONS. The rights granted in paragraph (a) above shall be subject to the following exceptions:

                                    (i) Notwithstanding any other provision or
                        implication of this Agreement, CVDI shall retain the right to provide Routine Products, New Products and Specialty Products to collaborative partners and other entities participating in such collaborations and such Routine Products, New Products and Specialty Products shall bear the Chiron label in the

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                        Territory in the Specified Markets. Collaborative
                        partners shall mean entities collaborating with CVDI in the development of new products.

                                    (ii) Notwithstanding any other provision or
                        implication of this Agreement, none of the terms of this Agreement shall apply to CVDI's sale of Products to the customers of Dade International Inc. ("Dade") with whom CVDI has contracted to supply Routine Products prior to the Effective Date of this Agreement. Any sales to Dade shall be: (i) made in accordance with the letter of termination delivered to Dade by CVDI in connection with Chiron's execution of this Agreement and in accordance with the termination provisions of the Distribution Agreement dated October 16, 1996, between CVDI and Dade, (the "Dade Agreement"); and (ii) made for resale to existing Dade customers that purchased Instruments prior to termination of the Dade Agreement as specified in such Dade Agreement..

            2.2 EXCLUSIVITY. During the term of this Agreement, Chiron shall not sell in the Territory in the Specified Markets any whole blood or plasma, point of care Products except under the terms of this Agreement. Neither Chiron nor any of its Affiliates or distributors shall distribute Products outside the Territory.

            2.3 REQUIREMENTS. Chiron shall purchase, and CVDI shall supply, subject to the limitations of Section 5.7, all of Chiron's requirements of Products, including Routine Products, New Products, Specialty Products and Instruments for resale within the Territory. During the term of this Agreement, and for a period ending the later of five


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                  (5) years from the effective date hereof or three (3) years subsequent to termination hereof, neither Chiron nor any of its Affiliates shall manufacture any Products (using technology based upon iron oxide particles in combination with reagents in the presence of magnetic fields) or purchase any Products (using technology based upon iron oxide particles in combination with reagents in the presence of magnetic fields) from a supplier other than CVDI.

            2.4 PERFORMANCE REQUIREMENTS. Chiron shall use reasonable efforts, as determined in Chiron's sole discretion, to promote the sale of the Products. Chiron and CVDI contemplate that the promotional efforts may include preparing promotional materials to be used in the Territory by Chiron, participating in appropriate trade shows, advertising in trade publications applicable to the Territory and directly soliciting orders from customers within the Territory by the appropriate Chiron sales force as determined in Chiron's sole discretion. Chiron shall be responsible for training customers with respect to Products sold. CVDI will provide technical support to customers in the United States through December 31, 1999, at no additional cost to Chiron, except that Chiron shall pay CVDI's travel and related expenses associated with providing such technical support. Chiron will develop its own customer technical support capabilities and will assume sole responsibility for providing technical support to customers after December 31, 1999. After December 31, 1999, Chiron shall be entitled to contract with CVDI to supply technical support and training on terms as mutually agreed upon by CVDI and Chiron. CVDI and Chiron shall comply with the Act and other applicable, legal, health and safety requirements, laws and regulations in

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                  all of their marketing and sales activities. Chiron shall not promote the Products for any uses not approved for Products by applicable regulatory agencies.

            2.5 TERMS AND CONDITIONS. All orders for Products shall be initiated by written purchase orders. No order shall be binding unless consistent with this Agreement. Acceptance by CVDI of Chiron's purchase order is expressly limited to and conditioned upon, and only upon, Chiron's acceptance of the terms and conditions set forth in this Agreement, which may not be changed or waived except in a writing signed by the parties. Chiron's purchase orders submitted to CVDI shall be governed by the terms of this Agreement and CVDI's published Standard Terms and Conditions of Sale as in effect at the time of such purchase; provided, however, that in the event of a conflict between the terms of this Agreement and CVDI's Standard Terms and Conditions of Sale, this Agreement shall control and any additional, inconsistent or different terms and conditions contained in any purchase order, acknowledgment, confirmation, acceptance, invoice, or other documents supplied by Chiron or CVDI are hereby expressly rejected. A copy of CVDI's Standard Terms and Conditions of Sale is attached hereto as Schedule 2.5. CVDI shall not arbitrarily change its Standard Terms and Conditions. CVDI shall limit its changes to correcting typographical errors, conforming the terms and conditions to applicable law, and changes to make the Standard Terms and Conditions consistent with terms and conditions offered in the marketplace for comparable products. CVDI shall advise Chiron in writing at least thirty (30) days in advance of any proposed changes (other than minor non-material corrections) to the Standard Terms and Conditions. Chiron and CVDI agree that such

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                  orders and documents may include provisions which identify
                  Products, quantities of Products, shipping dates, delivery information and prices and billing information in a manner not inconsistent with this Agreement and such provisions shall be binding on the parties.

            2.6 REJECTION. Chiron and its distributors shall notify CVDI of obvious damage relating to the manufacturing or packaging of the Products (other than damage solely associated with the shipping of the Products) within forty-five (45) days of their respective receipt of the Products. Any such Product not rejected for obvious damage within forty-five (45) days after receipt by Chiron or its distributors (the "Rejection Period") shall be deemed accepted. A rejection by Chiron shall mean that CVDI has received within the Rejection Period written notice of such rejection stating with particularity the reason therefor. CVDI shall as promptly as possible replace any rejected Products at no cost to Chiron or its distributors. After the Rejection Period, Chiron may not return any such obviously damaged Products for any reason without CVDI's prior written consent.

            2.7   EXPANSION OF TERRITORY.

                        (a) CVDI will promptly advise Chiron in writing of
                  opportunities for extension of Chiron's distribution rights into any country outside the Territory in which CVDI desires to expand or any country where existing rights lapse or are subject to competitive bid or in any country in which CVDI currently has a distribution agreement, in each case where Chiron has a distribution network in place. CVDI agrees not to enter into any contract for distribution rights in

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                  such other country until the earlier of the receipt of a
                  proposal from Chiron regarding such country or the expiration of the ninety (90) day period following Chiron's receipt of written notification pursuant to this sub-section. In considering the award of any expansion territory, the parties hereto agree to consider the relationship of CVDI and Chiron and Chiron's performance hereunder as a criteria in making any such award. Nothing in this sub-section shall limit the rights of CVDI to solicit, review or negotiate with any party at any time with respect to areas outside the Territory as the same may exist from time to time.

                        (b) Notwithstanding the foregoing, if CVDI determines to
                  enter into any agreement or significant negotiations with a third party granting distribution rights to such party with respect to (i) Specialty Products in the United States or Canada or (ii) Products in the Home Market, CVDI will promptly advise Chiron in writing prior to entering into any such negotiations or agreement granting any such distribution rights to a third party. CVDI agrees not to enter into a distribution agreement for (i) Specialty Products in the United States or Canada or (ii) Products in the Home Market until the earlier of the receipt of a proposal from Chiron regarding such rights or the expiration of the ninety (90) day period following Chiron's receipt of written notification pursuant to this sub-section. In considering the award of any such rights, CVDI agrees to consider the relationship of CVDI and Chiron and Chiron's performance hereunder as a criteria in granting such distribution rights. Nothing in this Sub-

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                  section shall limit the rights of CVDI to solicit, review or negotiate with any party at any time with respect to such distribution rights. The provisions of this subparagraph relating to Chiron's opportunity to gain distribution rights in the Home Market shall not be available to Chiron if Chiron determines to enter any agreement with a third party relating to the Home Market or if Chiron enters into significant negotiations with a third party regarding the Home Market if such third party is not CVDI. Chiron shall discuss with CVDI its plans regarding the Home Market prior to entering the Home Market and prior to entering into an agreement with a third party relating to the sale of products to the Home Market.

                        (c) CVDI will use its best efforts to facilitate and aid
                  Chiron's negotiations with Tokuyama Soda Company, Ltd., (excluding the payment of any money) regarding distribution of CVDI PT and aPTT cards in Japan, Korea and Taiwan.

                        (d) CVDI and Chiron will jointly develop and agree to a
                  worldwide distributor transition plan no later than November 30, 1998, such plan to provide for granting distributor relationships in favor of Chiron as and when permitted under any such existing distribution agreements.

3.    MARKETING AND SUPPORT ACTIVITIES.

            3.1 MARKETING MEETINGS; REPORTS. The parties shall meet at least quarterly to discuss performance, sales and marketing plans, pricing, customer support, product

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                  improvement suggestions and other information concerning the marketing and development of the Products. Chiron shall provide information available to it about the Products and their ability to compete with other diagnostic products for related uses and to meet customer needs. Chiron shall provide CVDI general information regarding sales of the Products such as broad pricing trends by geographic region as well as sales information indicating sales by country or geographic region, where available to Chiron.

            3.2 PROMOTIONAL MATERIAL. CVDI will furnish Chiron with examples of promotional literature and advertisements it prepares for the Products. Chiron shall not copy or utilize any promotional material prepared by it without obtaining the prior written approval thereof from CVDI. CVDI's approval shall not be unreasonably withheld or delayed. Chiron shall submit by courier camera ready copy for the labels and package inserts to CVDI for approval. CVDI shall respond within fourteen (14) days of receipt. If no written objection is received from CVDI within fourteen (14) days after the courier package is received by CVDI, Chiron will contact CVDI to obtain CVDI's approval for the copy as submitted, or as modified in accordance with CVDI's instructions. If no written objection is received by Chiron, approval by CVDI will be deemed to have been granted after such contact and the lapse of ten (10) days. CVDI and Chiron shall comply with all requirements of the Act, local laws, regulations and other laws in their advertising and other promotional activities.

            3.3 PACKAGING, LABELING. CVDI shall manufacture, label and package the Products in final form for distribution by Chiron. Chiron shall provide camera ready copy for the

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                  labels containing Chiron trade dress. In addition to all
                  applicable legal requirements, the labels shall comply with the requirements set forth in Section 3.4 below, shall display "CVDI" and shall identify CVDI as the manufacturer of the Products. Chiron shall not repackage or label any Products and shall not alter any Products or any package or label used in connection with any Products except as specifically authorized by CVDI. In the event that CVDI shall authorize or require repackaging or re-labeling, Chiron shall comply in all respects with the instructions of CVDI, at the expense of CVDI.

            3.4. TRADEMARKS AND TRADE NAMES. CVDI hereby grants Chiron, the nontransferable right to use in the Territory the trademarks and tradenames listed on Schedule 3.4, and any other trademarks owned by CVDI which it may designate in writing for use by Chiron (the "Trademarks"), in connection with the marketing and sale of the Products for the duration of the Agreement. Chiron's distributors and Affiliates shall be entitled to the use of such Trademarks, subject to the terms and conditions of this Agreement, so long as such use is authorized only in connection with distribution of Products hereunder and subject to terms and conditions substantially similar to those contained in this Agreement. The Products shall be marketed and sold only under the Trademarks and the name "CVDI" as required under Section 3.3 and such other marks as Chiron may use for its other products. Each Product marketed and sold shall conspicuously bear the name and Trademarks of CVDI in addition to any Chiron marks. Chiron acknowledges that it has and will obtain no proprietary interest in the Trademarks and agrees not to use the same as part of its corporate or business name.



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                  Subject to the sale of any inventory existing as of the date of any such termination, Chiron's, its distributors' and its Affiliates' right to the use of any Trademark or other property of CVDI shall terminate immediately upon termination of this Agreement. Chiron shall use the Trademarks only in the manner prescribed by CVDI. Chiron hereby grants CVDI the nontransferable right to use in the Territory the trademarks and tradenames listed on Schedule 3.4, and any other trademarks owned by Chiron which it may designate in writing for use by CVDI (the "Chiron Trademarks"), in connection with the marketing and sale of the Products. During the term of this Agreement, the Products shall be marketed and sold by Chiron only under the Trademarks, the Chiron Trademarks, and such other marks as CVDI may use for its other products. CVDI acknowledges that it has and will obtain no proprietary interest in the Chiron Trademarks and agrees not to use the same as part of its corporate or business name. Subject to the sale of any inventory or work-in process existing at the date of any such termination, CVDI's right to the use of any Chiron Trademark or other property of Chiron shall terminate immediately upon termination of this Agreement. CVDI shall use the Chiron Trademarks only in the manner prescribed by Chiron. The Products are offered for sale and sold by Chiron and CVDI subject in every case to the condition that such sale does not convey any licenses, express or implied, to manufacture, duplicate or otherwise copy or reproduce any Product. In the event of termination of this Agreement, Chiron shall not manufacture or have manufactured any devices, cards, components or assemblies utilizing any information belonging to CVDI.

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            3.5   MARKETING ASSISTANCE/TRAINING. CVDI agrees to provide
                  technical training, and technical assistance to Chiron personnel at periodic intervals, with the frequency and content to be determined by mutual agreement. Such training will be provided by CVDI at no additional cost to Chiron, except that Chiron shall pay CVDI's travel and related expenses associated with providing such training.

            3.6 SERVICE. Except as otherwise provided in this Section, CVDI agrees to provide service and maintenance for Instruments sold by Chiron for its standard fees as set forth on Schedule 3.6, and thereafter, as such fees change from time to time, and in accordance with CVDI's then applicable standard service agreement. CVDI shall offer to Chiron service contracts for Instruments to Chiron customers to provide maintenance and services in accordance with its standard contract. CVDI shall provide Chiron with its service contract price list and, at its option, Chiron shall be entitled to sell such contracts to Chiron customers on behalf of CVDI. Chiron shall bill for the service contracts which it sells and payment by Chiron to CVDI shall be within thirty (30) days after Chiron receives payment for such service/maintenance contract. Service and maintenance shall be provided by CVDI or an independent third party service company. To the extent that CVDI intends to contract with a third party for service and maintenance of the Products, CVDI will promptly advise Chiron in writing of the opportunity for Chiron to perform such service and maintenance.

            3.7 PRODUCT WARRANTY. Neither party nor its subdistributors shall make any representation or warranty about the Products, whether in writing or orally, except as is contained in written materials delivered to Chiron by CVDI expressly for use in

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                  promoting the sale of the Product or as may otherwise be
                  agreed to by CVDI in writing.

4.    PRODUCT DEVELOPMENT.

            4.1. DEVELOPMENT BY CVDI. CVDI shall consult with Chiron from time to time about improvements which may be desired by Chiron and end users without obligation to CVDI. Chiron may, in its sole discretion, provide product suggestions, information about integration with its critical care instruments and data management systems, results of focus sessions and other expectations of end users, and access to technology available to it which may be useful to CVDI. CVDI will evaluate integrating its technology into Chiron's products. Chiron agrees to take no action to modify or change CVDI's technology or the Products in any way without the prior written consent of CVDI.

            4.2 RIGHTS TO PRODUCTS AND NEW PRODUCTS. CVDI shall own all right, title, and interest in and to the know-how and technology relating to the Products.

5.    REGULATORY COMPLIANCE.

      5.1   REGISTRATIONS.

                        (a) CVDI shall use commercially reasonable efforts to
                  obtain and maintain regulatory approvals and requirements for it to sell the Products in the Territory. CVDI agrees to cooperate with Chiron in any regulatory process to permit Chiron to participate in such process where feasible. CVDI shall have


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                  sole discretion as to the commercial reasonableness of any acts required on its part to maintain any regulatory approval or requirement.

                        (b) CVDI shall promptly provide to Chiron copies of all
                  required Product notifications and registrations to regulatory agencies (including device listing reports).

            5.2 REPORTING OBLIGATIONS. Chiron shall maintain, or cause to be maintained, all complaint files and other records required to be maintained by the FDA and other regulatory agencies with respect to Products purchased by Chiron from CVDI. CVDI shall promptly provide to Chiron copies of all complaints received with respect to the Products sold to Chiron as well as responses sent, if any. Chiron shall promptly provide CVDI with copies of any complaints relating to the Products received by Chiron. Except to the extent Chiron is otherwise required by law, CVDI shall submit to the FDA all reports of complaints, malfunctions, failures or deterioration in the characteristics or performance or instructions for use or inadequacy in labeling which may have led or lead to death or serious injury and all other information about the Products required to be submitted to any regulatory agency, including the reports required under 21 CFR Parts 803 and 804 applicable to the Products.

            5.3 MANUFACTURING. CVDI shall use its best efforts to comply with all applicable GMP requirements, including all national technical and quality standards applicable to the Products which are incorporated into GMP. From time-to-time, with reasonable prior notice to CVDI, Chiron may inspect CVDI facilities and upon reasonable request, review CVDI's methods used to audit its subcontractors for GMP compliance. CVDI


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                  shall have sole discretion as to the commercial reasonableness of any acts required on its part with respect to GMP compliance, provided, however, CVDI shall notify Chiron of any citations from discussions with a regulatory body where such discussions and citations relate to a material aspect of GMP compliance.

            5.4 SAMPLES. CVDI shall retain samples of each lot of the Products for time periods which are in accordance with GMP.

            5.5 PRODUCT RECALLS AND FIELD CORRECTIVE ACTIONS. In the event (i) any government authority issues a directive or order that a Product be recalled, (ii) a court of competent jurisdiction orders such a recall or (iii) CVDI determines that a Product should be recalled or that a Field Corrective Action should occur, the parties shall take all appropriate corrective action. Chiron will provide notice to customers of the recall of the Products. Upon determination of the party responsible for the recall or Field Corrective Action, such party shall be responsible for the cost of notifying end users and for determining the corrective actions to be taken and the costs associated with such actions. CVDI and Chiron shall fully cooperate with one another and provide all reasonable assistance in conducting any recall or Field Corrective Action under this Paragraph. Chiron shall maintain records of all sales of the Products sufficient to carry out a recall with respect to Products purchased under the Agreement.

            5.6   GENERAL OBLIGATIONS OF CVDI AND CHIRON.

                        (a) Except as otherwise expressly provided in the
                  Agreement, CVDI shall manufacture, test, package, and label the Products pursuant to the terms,


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                  conditions and subject to the limitation contained in this
                  Agreement. Chiron shall price, invoice and have shipped in the Territory or in the Specified Markets, all Products pursuant to the terms, conditions and subject to the limitations contained in this Agreement.

                        (b) CVDI shall manufacture, test, package, label and
                  release and Chiron shall maintain, store and ship the Products in accordance with all applicable GMP requirements.

                        (c) Each party shall promptly notify the other party of,
                  and shall provide the other party with copies of, any correspondence and other documentation received or prepared in connection with any of the following events: (1) receipt of any material correspondence from the FDA in connection with the manufacture, sale or use of the Products; (2) any recall of the Products; (3) the withdrawal of the Products from the market; (4) any regulatory comments relating to the manufacture of the Products requiring a response or action by either party.

                        (d) CVDI shall maintain all manufacturing and analytical
                  records, all records of shipments of the Products from CVDI, and all validation data relating to the Products for the time periods required by applicable laws and regulations. CVDI shall make such data available to the FDA upon request of the FDA, such request being made either directly to Chiron or to CVDI, or otherwise as required by applicable law.

      5.7   ORDERS.


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                        (a) FORECASTS. Beginning with the execution hereof,
                  Chiron shall provide monthly, by the fifteenth day of each month, its estimated forecast of its requirements for the Products for each of the six (6) months following the end of the month in which such forecast is submitted (each a "Forecast"). All Forecasts under this Agreement and updates thereof for any period will constitute a firm obligation of Chiron to purchase the quantities of Products indicated for the first three months of such Forecast.

                        (b) DELIVERY. CVDI shall use its best efforts to supply
                  the Products ordered by Chiron and shall supply Products in accordance with the delivery schedule and in the quantities specified by Chiron provided; however, CVDI shall not be obligated to deliver Products to the extent that orders for such Products exceed 125% of the quantities stated in the portion of any forecast which contains the firm obligation of Chiron to purchase Products. CVDI shipments of Products shall be delivered FOB freight collect CVDI's distribution site, Raleigh, North Carolina, to Chiron's carrier at which time title, ownership and risk of loss and damage shall pass to Chiron. CVDI shall deliver Products, properly packed for distribution (including, but not limited to refrigerated distribution), to the carrier selected by Chiron at its distribution site. All freight and insurance expenses, as well as any special handling or special packing expenses requested by Chiron, shall be paid by Chiron. (Packing for refrigerated distribution is not a special packing expense.) Chiron shall bear any and all applicable taxes, duties and similar charges that may be assessed against the Products after

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                  delivery to the carrier at CVDI's distribution site. CVDI
                  shall include shipping documents with Products in accordance with Chiron's reasonable requests.

            5.8 PACKAGING. All labels and labeling produced by CVDI for Products, including packaging layout, design and color, shall be consistent with artwork supplied or approved by Chiron. CVDI shall provide all necessary labels and package inserts for all Products, as well as for the shipping container, which labels and package inserts shall comply with applicable FDA requirements. Chiron shall not use any other labels or package inserts for any of such Products.

            5.9 TAXES; DUTIES. The actual amount of sales, use, excise, value-added and similar taxes levied upon or applicable to the transfer of Products to Chiron are payable by Chiron. Chiron and its Affiliates shall pay all duties, tariffs, surcharges and other customs and other governmental fees levied in connection with the export of Products outside of the United States but within the Territory.

6.    PRODUCT WARRANTY.

            6.1 STANDARD LIMITED WARRANTY. CVDI warrants that the Routine Products, New Products and the Specialty Products shall, at the time of shipment, (a) comply with the requirements of the Act, if applicable, and shall until their expiration date conform to the labeling and package inserts approved by CVDI;
                  (b) will not be products that are adulterated or misbranded within the meaning of the Act; (c) shall have been manufactured, packaged, stored and shipped in conformity with applicable GMP requirements; and (d) will not be products that may not be introduced into interstate commerce pursuant to applicable federal or state law.

                  CVDI will use its best efforts to give Chiron a minimum of ninety (90) days advance notice of any material changes in the form or functionality of the Products. CVDI warrants that all Instruments shall, until the earlier of twenty-four (24) months from shipment by CVDI or twelve (12) months after the date of installation with the customer: (a) comply with the requirements of the Act, if applicable, and shall conform to the labeling and package inserts approved by CVDI; (b) will not be products that are adulterated or misbranded within the meaning of the Act; (c) shall have been manufactured, packaged, stored and shipped in conformity with applicable GMP requirements; and (d) will not be products that may not be introduced into interstate commerce pursuant to applicable federal or state law.

                  This limited warranty is contingent upon proper use of a Product in the application for which such Product was intended and does not cover Products that were modified without CVDI's written approval, that have expired, or that were improperly stored or handled. Except as set forth in Schedule 6.1, as of the date of the execution of this Agreement, CVDI has no knowledge that any of the Products, or the sale or use of any of the Products for their intended purposes infringe any intellectual property of any third party.

            6.2 NO OTHER WARRANTY. EXCEPT FOR THE EXPRESS LIMITED WARRANTIES SET FORTH IN SECTION 6.1 ABOVE, CVDI GRANTS NO WARRANTIES FOR THE PRODUCTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY

                  OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND CVDI SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF QUALITY, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF NON-INFRINGEMENT.

            6.3 REMEDY AND LIMITATION OF LIABILITY. EXCEPT AS OTHERWISE PROVIDED HEREIN, CVDI'S LIABILITY AND CHIRON AND ITS AFFILIATES, ITS DISTRIBUTORS AND ITS CUSTOMERS SOLE REMEDY UNDER THE LIMITED WARRANTY UNDER ARTICLE 6 HEREOF WITH RESPECT TO ANY PRODUCTS SHALL BE LIMITED TO A REFUND OF CHIRON'S COST OF THE PRODUCTS OR REPAIR OR REPLACEMENT, IN ALL EVENTS AT CVDI'S SOLE DISCRETION. EXCEPT AS OTHERWISE PROVIDED HEREIN, IN NO EVENT SHALL CVDI BE LIABLE FOR THE COST OF PROCUREMENT OF SUBSTITUTE PRODUCT OR FOR ANY-SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES FOR BREACH OF WARRANTY OR OTHERWISE. CVDI SHALL BEAR THE EXPENSE OF FREIGHT FOR ALL RETURNED GOODS.

            6.4 CARD DATING. CVDI guarantees to deliver all Routine Products within three (3) months of the date of manufacture and with a minimum of nine (9) months dating at the time of such delivery.

            6.5 ASSERTION OF CLAIMS. In any case where Chiron expects to make a claim against CVDI with respect to nonconforming Product, Chiron shall retain the Product for the lesser of thirty (30) days or receipt of written authorization and instructions of CVDI either to dispose of the Product or to return the Product to CVDI. Chiron will provide CVDI proof of destruction of cards when requested by CVDI.

            6.6 YEAR 2000 COMPLIANCE. Subject to the limitations set forth in this Article 6, CVDI certifies to Chiron that all Products are year 2000-compliant.

7.    PAYMENTS FOR PRODUCT.

            7.1 PURCHASE PRICE. Except as provided otherwise herein, Chiron or an Affiliate of Chiron shall pay CVDI a purchase price per Routine Product (the "Card Purchase Price") of US$[ ]. Except as otherwise provided herein, Chiron or an Affiliate of Chiron shall pay CVDI a purchase price per Instrument (the "Instrument Purchase Price") of US$[ ]. The parties shall negotiate in good faith the purchase price of Specialty Products. Schedule 7.1 sets forth the initial prices at which CVDI will sell to Chiron Products other than Instruments and Routine Products. Such prices are subject to adjustment from time to time but prices shall not be increased to exceed the increase in the Producer Price Index for the immediately prior calendar year, such an adjustment to begin not earlier than January 1, 2000.

            7.2 CHIRON COMMITMENT. Chiron agrees to purchase from CVDI a minimum of [ ] Instruments by December 31, 1999, and minimums of (i) an additional [ ] Instruments by December 31, 2000,
                  (ii) an additional [ ] Instruments by December 31, 2001, (iii) an additional [ ] Instruments by December 31, 2002 and (iv) and additional [ ] Instruments by December 31, 2003. Chiron agrees that its commitment to purchase the minimum number of Instruments in any given calendar year shall be deemed fulfilled only if it purchases at least 40% of the applicable minimum number semi-annually (by June 30 and by December 31) in each such calendar year.


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                                       24

            7.3 ADJUSTMENTS TO THE PURCHASE PRICE. The Card Purchase Price shall be subject to adjustment as set forth below based on CVDI test card volume.


        Annualized                      Monthly                Card Purchase
     CVDI Card Volume            CVDI Card Volume Range            Price

0 to [            ] cards         0 to [         ] cards     $[      ]

[                ] to             [              ] to
[                ] cards          [             ] cards      $[      ]

[                ] to             [              ] to
[                ] cards          [             ] cards      $[      ]

[                ] to             [             ] to
[                ] cards          [             ] cards      $[      ]

[                ] to             [             ] to
[                ] cards          [             ] cards      $[      ]

                  For purposes of adjusting the Card Purchase Price, test card volume shall include volume from all revenue sources for sales of test cards by CVDI ("CVDI Card Volume").

                  The Card Purchase Price shall initially be US$[ ]. If in any three (3) consecutive months during the term of this Agreement, the CVDI Card Volume in each such month (the "Monthly CVDI Card Volume") exceeds the Monthly CVDI Card Volume Range shown above for the Card Purchase Price then in effect, the Card Purchase Price for purchases subsequent to that three (3) month period shall be adjusted as shown above to reflect the increase in Monthly CVDI Card Volume, and such adjusted price shall remain in effect until at the end of any month, either (a) Monthly CVDI Card Volume for each of the preceding three
            (3) consecutive months (including that month) exceeds the Monthly CVDI Card Volume Range shown above for the Card Purchase Price then in effect or (b) Monthly CVDI Card

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                                       25

            Volume for that month falls below the Monthly CVDI Card Volume Range shown above for the Card Purchase Price then in effect, and in each case, the Card Purchase Price shall be adjusted up or down accordingly. For example, if Monthly CVDI Card Volume increases to between [ ] and [ ] cards each month and Monthly CVDI Card Volume is maintained at this level for three (3) consecutive months, the Card Purchase Price for purchases subsequent to that three (3) month period would be adjusted down to $[ ]. Such adjusted price would remain in effect until either (a) Monthly CVDI Card Volume exceeds [ ] cards in each of any three (3) consecutive months, in which case the Card Purchase Price would be adjusted downward, or (b) Monthly CVDI Card Volume falls below [ ] cards in any month, in which case the Card Purchase Price would be adjusted upward to the Card Purchase Price payable for the actual Monthly CVDI Card Volume achieved. CVDI shall review with Chiron, on an annual basis, market conditions and other factors which may affect pricing; provided, however, there shall be no obligation on the part of CVDI to change its pricing as a result of any such meeting.

                        (b) SAMPLES, ETC. Upon Chiron's request, during each
                  calendar year in which this Agreement is in effect, CVDI shall supply (i) an estimated [ ] (with up to [ ] available) Routine Product test cards (excluding CVDI LHMT test cards) for training purposes, such cards to be priced at a [ ]% discount on the Card Purchase Price then in effect, and (ii) samples of all other test cards for demonstration purposes, such cards to be priced at the

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                                       26

                  Card Purchase Price then in effect. Products provided in accordance with clause (i) above will be clearly marked as samples not for patient evaluation purposes.

            7.4   MINIMUM SALES TO MAINTAIN DISTRIBUTION RIGHTS.

                        (a) CVDI shall be entitled to terminate this Agreement
                  in the event that Chiron fails to meet its semiannual or annual minimum sales of Products to end users in the United States or Canada, or ship to distributors in other countries in the Territory, calculated at the end of each six (6) month calendar period (by June 30 and by December 31) or calendar year (by December 31), as applicable, and determined by reference to sales levels as follows:

                                              2001        2002        2003
                                              ----        ----        ----

Annual Minimum Sales of
Routine Cards and Specialty
Cards by Chiron (by December
31)                                               [                        ]

Semiannual Minimum Sales of
Routine Cards and Specialty
Cards by Chiron (by June 30
and by December 31)                               [                        ]

Annual Minimum Sales of TAS
analyzers by Chiron (by
December 31)                                      [                        ]

Semiannual Minimum Sales of
TAS analyzers by Chiron (by
June 30 and by December 31)                       [                        ]

                  In the event Chiron fails to meet its semi-annual minimum sales as set forth above in any period, prior to any termination by CVDI, Chiron and CVDI

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                                       27
                  shall have thirty (30) days to develop a mutually agreeable plan to meet the relevant annual sales amount. If a mutually agreeable plan is executed before the end of such period, CVDI shall have no right of termination with respect to such semi-annual period.

                        (b) Notwithstanding anything to the contrary in this
                  Agreement, at any time upon sixty (60) days' written notice where Chiron fails to maintain a distribution network or other sales presence in any country within the Territory other than the United States and Canada, and such failure persists beyond such sixty (60) day period, CVDI shall be entitled to terminate this Agreement with respect to the grant of distribution rights for that specific country.

            7.5 PAYMENT. All CVDI invoices shall be paid net 30 days from date of invoice in US Dollars; provided, however, that if a customer will only accept a single lot of material over an extended period of time, payment for such CVDI invoices shall be paid net sixty (60) days from date of CVDI's invoice in US Dollars. Chiron shall provide CVDI with documentation of such arrangements. Any invoiced amounts not paid when due shall be subject to a service charge at the lower of the rate of one and one-half (1.5%) percent per month or the maximum rate permitted by law. If Chiron fails to make any payment to CVDI when due, CVDI shall give Chiron written notice of such non-payment and Chiron shall have ten (10) days from the receipt of such notice to make the payment. CVDI may upon thirty (30) days written notice to Chiron without affecting any other rights under this Agreement, terminate this Agreement or cancel or delay shipments hereunder to Chiron for non-payment by Chiron after such ten (10) day period.

8.    CONFIDENTIALITY.

            8.1 "PROPRIETARY INFORMATION" means: all financial information, marketing information, sales information, customer information, raw materials, know-how, drawings, compositions, manufacturing and other specifications, analytical procedures, flow sheets, reports, market studies, preclinical and clinical test results, FDA and other regulatory submissions, software and other medical, research, technical, and marketing information disclosed, directly or indirectly, by either party or any of its Affiliates to the other party, retroactively to December 17, 1997, in writing, marked "Confidential", "Proprietary" or the like, or, if transmitted orally or by observation of equipment or other material, confirmed by a writing so marked within sixty (60) days of its disclosure, or which by its nature is information normally intended to be held in confidence, unless the same: (a) is or becomes public knowledge through no fault of the receiving party; (b) is legally in the possession of the receiving party prior to receipt from the disclosing party; (c) is subsequently and lawfully received from a third party without its breach of any nondisclosure obligation; or (d) is independently developed by employees of the receiving party who have had no access to the Proprietary Information of the disclosing party. Notwithstanding the immediately preceding sentence, CVDI agrees that all new materials and other information which Chiron provided to CVDI prior to December 17, 1997, shall be treated as Proprietary Information.

            8.2 NON-DISCLOSURE. During the duration of this Agreement and for a period of five (5) years thereafter, neither party shall disclose to third parties, or use for its benefit, in whole or in part, any Proprietary Information received from other party, except to the extent required to comply with the Act or other laws. Each party shall take all reasonable steps to minimize the risk of disclosure of Proprietary Information, including, without limitation:

                        (a) ensuring that only its employees whose duties
                  require them to possess such information have access thereto; and

                        (b) exercising at least the same degree of care that it
                  uses for its own Proprietary Information.

            8.3 DUTIES UPON TERMINATION. Except as otherwise permitted under this Agreement, upon request by the disclosing party after expiration or termination of this Agreement, the other party shall either return all of such disclosing party's Proprietary Information (including data, memoranda, drawings and other writings and tapes and all copies thereof) received or prepared by it or destroy the same, and in any event shall make no further use of such Proprietary Information at any time provided, however, that counsel for the receiving party may keep one copy of the Proprietary Information for purposes of ascertaining the receiving party's obligations pursuant to this Section 8.

            8.4 USE OF PROPRIETARY INFORMATION. During the duration of this Agreement and for a period of five (5) years thereafter, neither party shall use the other party's Proprietary Information for any purposes, except to perform its obligations hereunder. In no event shall Chiron use any Proprietary Information for commercial purposes subsequent to the termination of this Agreement.

            8.5 INJUNCTIVE RELIEF. Each party acknowledges that the other party would not have an adequate remedy at law for breach of any of the covenants contained in this Section 8 and hereby consents to the enforcement of same by the other party by means of temporary or permanent injunction issued by any court having jurisdiction thereof and further agrees that the other party shall be entitled to assert any claim it may have for damages resulting from the breach of such covenants in addition to seeking injunctive or other relief. The provisions of this Agreement relating to Proprietary Information shall supercede any prior agreements relating to Proprietary Information between Chiron and CVDI.

9.    INDEMNIFICATION.

            9.1 INDEMNIFICATION BY CVDI. Subject to Chiron's compliance with its obligations set forth in Section 9.3 below, CVDI shall indemnify, defend and hold Chiron, its Affiliates, subdistributors, their directors, officers, employees and agents harmless from and against any and all losses, damages, liabilities, claims, demands, judgments, settlements, costs and expenses (including, without limitation, reasonable attorneys' fees and other costs of defense) (collectively "Losses") attributable to, or arising out of a breach by CVDI of any of CVDI's warranties, representations, covenants or obligations hereunder or any claim, lawsuit or other action by a third party for, breach of contract, personal injury or property damage to the extent caused by a breach by CVDI of this Agreement, or out of or connected with the use or sale of the Product to the extent directly caused by CVDI's fault, negligence or breach of any of its obligations hereunder concerning the use or sale of the Product.

            9.2 INDEMNIFICATION BY CHIRON. Subject to Chiron's compliance with its obligations set forth in Section 9.3 below, Chiron shall indemnify, defend and hold CVDI and its Affiliates, their shareholders, directors, officers, employees and agents harmless from and against any and all Losses attributable to, or arising out of a breach by Chiron of any of Chiron's warranties, representations, covenants or obligations hereunder, or any claim, lawsuit or other action by a third party for, breach of contract, personal injury or property damage to the extent caused by a breach by Chiron or any of its Affiliates of this Agreement, or out of or connected with the use or sale of the Product to the extent directly caused by Chiron's fault, negligence or breach of any its obligations hereunder concerning the use or sale of the Product.

            9.3 NOTICE AND ASSISTANCE. A party (the "indemnitee") which intends to claim indemnification under this Section 9 shall promptly notify the other party (the "indemnitor") in writing of any action, claim or other matter in respect of which the indemnitee or any of its employees or agents intend to claim such indemnification. The indemnitee shall permit, and shall cause its employees and agents to permit, the indemnitor, at its discretion, to settle any such action, claim or other matter and agrees to the complete control of such defense or settlement by the indemnitor; provided, however, that such settlement does not adversely affect the indemnitee's rights hereunder or impose any obligations on the indemnitee in addition to those set forth herein in order for it to exercise such rights. No such action, claim or other matter shall be settled without the prior written consent of the indemnitor and the indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. At the expense of the indemnitor, the indemnitee shall render the indemnitor all assistance reasonably necessary in defending against such claim, suit, or action. The indemnitee party shall have the right at its expense, to retain separate counsel to act in an advisory capacity in connection with any matter involving a claim for indemnity and the indemnitor will cooperate with such counsel.

10. PATENTS.

            10.1 OWNERSHIP. Except as provided herein with respect to trademarks, Chiron acknowledges that it does not have, nor does it hereby acquire, any right, title and interest in and to any patents, patent applications, trademarks or other proprietary rights of CVDI owned by CVDI at the time of the execution of this Agreement. Except as provided herein with respect to trademarks, CVDI acknowledges that it does not have, nor does it hereby acquire, any right, title and interest in and to any patents, patent applications, trademarks or other proprietary rights of Chiron owned by Chiron at the time of the execution of this Agreement.

      10.2  PATENT INFRINGEMENT.

                        (a) DEFENSE. Chiron agrees that CVDI has the right to
                  defend or at CVDI's option to settle, and CVDI agrees at CVDI's expense, to defend or at CVDI's option to settle, each claim, suit or proceeding brought against Chiron or Chiron's customers arising out of or related to an allegation of infringement of any United States patent, copyright, or trademark or misappropriation of trade secrets by the sale of Products sold hereunder or the use thereof, subject to the limitations hereinafter set forth. CVDI shall have sole control of any such action or settlement negotiations, and CVDI agrees to pay, subject to the limitations hereinafter set forth, any final judgment (including all prejudgment and post-judgment interest) entered against Chiron or Chiron's customers on such issue in any such suit or proceeding defended by CVDI. Chiron agrees that CVDI at CVDI's sole option, shall be relieved of the foregoing obligations unless Chiron shall notify CVDI promptly in writing of such claim, suit or preceding and give CVDI authority to proceed as contemplated herein, and at CVDI's expense, cooperates with CVDI to settle and/or defend any such claim, suit or proceeding. CVDI shall not be liable for any costs or expenses incurred without CVDI's written authorization.

                        (b) LIMITATION. Notwithstanding the provisions of
                  subsection 10.2(a) above, CVDI assumes no liability for (i) infringements covering completed Products when used in combination with another product or products or any composition, assembly, combination method or process in which any of the Products may be used when used in combination with another product or products; provided, however, that such limitation shall not apply where the sale or use of the Product (whether or not in any composition, assembly, combination, method or process) is a sale for a use or a use intended or approved by CVDI; (ii) infringements involving any marking or branding not applied by CVDI or applied at the request of Chiron; or (iii) infringements involving the modification or servicing of the Products, or any part thereof unless such modification or servicing was performed by CVDI or in accordance with CVDI's written instructions or approved by CVDI.

                        (c) THE FOREGOING PROVISIONS OF THIS SECTION 10.2 STATE
                  THE ENTIRE LIABILITY AND OBLIGATION OF CVDI AND THE EXCLUSIVE REMEDY OF CHIRON, ITS AFFILIATES, DISTRIBUTORS AND CUSTOMERS WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS, OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCTS OR ANY PART THEREOF.

                        (d) PATENT ENFORCEMENT. If Chiron believes that a third
                  party is reasonably likely infringing CVDI's patent rights in the Territory, Chiron shall promptly notify CVDI of that fact and shall provide to CVDI reasonable evidence of any such claim based upon materials available to Chiron. Upon receipt of evidence satisfactory to CVDI of infringement, in CVDI's sole discretion CVDI shall then have the sole right to take action against such infringing third party. If CVDI fails to take commercially reasonable action within two (2)months to stop such infringement, and such infringement, if allowed to continue, would have a substantial effect on Chiron's sales of the Product, Chiron shall then be entitled to take commercially reasonable action to stop such infringement, including the filing of suit; provided, that Chiron shall not have such right so long as CVDI is then diligently taking action against at least one infringing third party in at least one country in the Territory. For purposes of this Section 10.2(b), "commercially reasonable action" requires at a minimum advising the infringing party to cease and desist its infringement. For purposes of this Section 10.2(b), "substantial effect on Chiron's sales of the Product" means a third party offering for sale the Product or an equivalent of the Product. For purposes of this Section 10.2(b), "diligently taking action" means that CVDI has filed at least one patent infringement lawsuit against at least one infringer in at least one country. Any recovery of damages or settlement amounts from any court actions or out of court actions shall be divided as follows: one hundred percent to cover costs of the parties until expenses are reimbursed in full and thereafter seventy five percent to CVDI and twenty-five percent to Chiron. CVDI shall have the right to settle any such action. Chiron shall have the right to renegotiate its minimum performance obligations under Sections 7.2 and 7.4 to the extent they may be affected by such third party sales of the Product(s) in the Territory.

                        (e) COOPERATION. If either party takes action against a
                  third party pursuant to this Section 10.2, or if a third party claims the manufacture, use or sale of Product in the Territory infringes its patent or other proprietary rights, the other party agrees to provide reasonable assistance by supplying information within its control which may assist the party taking the enforcement action or defending such claim.

            10.3 DISTRIBUTION RIGHTS. CVDI hereby grants to Chiron the right to act as its authorized distributor in the Territory to sell the Products for the term of this Agreement. During the term of this Agreement CVDI shall not bring any claim or action against Chiron or any of its Affiliates for the infringement or misappropriation of any intellectual property owned or licensed to CVDI based upon the use or sale by Chiron or any of its Affiliates of Products pursuant to the terms and conditions of this Agreement.

11.   TERM; TERMINATION.

            11.1 TERM. The initial term of this Agreement shall be from the Effective Date until December 31, 2003, unless terminated earlier under the provisions of this Agreement. The parties intend to renew this Agreement at the end of each five-year period (subject to the parties' renegotiation in good faith of minimum purchase and price provisions) unless at least one hundred eighty (180) days prior to the end of any five year term, either party provides to the other written notice of its intent to terminate. CVDI shall evaluate the performance of Chiron during each such five-year term and shall not be deemed to be acting in good faith with respect to any renewal in the event that it is unwilling to renew where (i) Chiron is achieving its minimum sales obligations and (ii) Chiron is willing to commit to increasing minimum sales requirements each year of the renewal period to be negotiated in good faith.

            11.2 TERMINATION FOR CAUSE -- EITHER PARTY. Without prejudice to any other rights it may have hereunder or at law or in equity, either party may terminate this Agreement immediately by written notice to the other party upon the occurrence of any of the following:

            (a) the other party becomes insolvent, an order for relief is entered against the other party under any bankruptcy or insolvency laws or laws of similar import;

            (b) the other party makes an assignment for the benefit of its creditors or a receiver or custodian is appointed for it or its business is placed under attachment, garnishment or other process involving a significant portion of its business;

            (c) after sixty (60) days' written notice from the terminating party without cure by the other party of any material breach of this Agreement by the other party not involving minimum sales or payments;

            (d) the failure by Chiron to make any payment due under this Agreement consistent with the terms contained in Section 7.3;

            (e) the failure by Chiron to maintain sales to end users as set forth in sub-section 7.4(b);

            (f) after sixty (60) days written notice from CVDI, without cure by Chiron, in the event of the sale of products by a distributor appointed by Chiron in the Territory which are competitive with the Products; or

            (g) the "change of control" of CVDI. Change of control of CVDI shall be defined as (i) the merger or consolidation of CVDI with a third party where CVDI is not the surviving entity or
                  (ii) the sale of all or substantially all of CVDI's assets or
                  (iii) the sale or transfer of all or substantially all of CVDI's rights related to
                  the   manufacture and sale of products
                  in CVDI's Routine Product or Specialty Product division.

            (h) The "change of control" of Chiron where Chiron or the successor entity, as the case may be, competes with CVDI with respect to rapid diagnostic testing of hemostasis in the Territory in the Specified Markets. For purposes of this Section 11.2(h), "change of control" of Chiron shall have the meaning set forth in Section 10.1(d) of the Common Stock Purchase Agreement between Chiron and CVDI, dated as of the date hereof.

      11.3  RIGHTS AND DUTIES UPON TERMINATION.

            (a) Termination of this Agreement, for whatever reason, shall not affect any rights or obligations accrued by either party prior to the effective date of termination, including under any purchase order for Products placed prior to the effective date of termination.

            (b) Except as provided otherwise in this Section 11.3, upon termination of this Agreement, CVDI shall use reasonable efforts to continue to sell and supply Products to Chiron and its Affiliates in such quantities as ordered but in quantities no greater than reasonably appropriate in connection with fulfilling contractual commitments to customers of Chiron, its Affiliates and its subdistributors for a period not to exceed twelve (12) months; provided, however, that such customers are end-user customers that purchased Products during the six (6) months immediately prior to the termination of this

                  Agreement; and provided further, that if this Agreement is terminated pursuant to Section 11.2(g) and Chiron has met its minimum purchase requirements under this Agreement through the date of its termination, CVDI shall fulfill such contractual commitments for a period of twenty-four (24) months. Prices for Products shall remain at the level of the immediately prior year adjusted solely for increases/decreases in material, labor, and reasonable overhead; provided, however, that if the termination of this Agreement does not relate to
                  Section 11.2(c) or Section 11.2(d) or Section 11.2(e), any such price increases shall be limited to increases in the Producer Price Index over the index for the year prior to any such termination. Upon termination of this Agreement, and to the extent permitted under applicable law, in each and every case for a price paid by CVDI equal to the cost and expense incurred by Chiron and its Affiliates to obtain such approvals and registrations, Chiron, upon CVDI's request, shall assign to CVDI (or such other entities designated by CVDI) all product approvals, registrations and regulatory approvals to sell Products in each country in the Territory; or, if assignment of any such registration or approval is not permissible under applicable law, where requested by CVDI, Chiron shall grant CVDI (or its designee) a right of reference to such registrations and approvals. Chiron shall otherwise use reasonable efforts to enable CVDI to import and sell the Products in such countries.

            (c) Upon termination of this Agreement by Chiron, CVDI will not sell cards bearing Chiron marks except to Chiron.

            (d) Sections of this Agreement shall survive any termination of this Agreement which relate to confidentiality and indemnification, or otherwise which by their nature cannot be accomplished or fulfilled prior to termination or which relate to obligations of the parties accrued prior to termination.

      11.6 NON-COMPETITION. Chiron shall not, during the term of this Agreement, manufacture, sell, distribute or cause to be distributed a competing point of care coagulation product in the Territory in the Specified Markets.

12.   ARBITRATION.

      Except for terminations pursuant to Section 11.3 above, all disputes, controversies and differences which may arise between the parties out of, in relation to or in connection with this Agreement, or for the breach thereof, or any claim based on or arising from any alleged wrongful conduct or omission related to this Agreement, may upon mutual agreement of the parties, be determined by arbitration. The arbitration shall be conducted in accordance with the Rules of the American Arbitration Association ("AAA"), Supplementary Procedures for Large Complex Disputes, in effect as of the commencement of the arbitration, as modified by the provisions of this paragraph. The arbitration shall be held in Raleigh, North Carolina if the arbitration is called for by CVDI and in Boston, Massachusetts if the arbitration is called for by Chiron. Whenever a party desires to request arbitration proceedings, such party shall first cause its chief executive officer or other designated and authorized officer to contact the other party; which shall cause its chief executive officer or other designated and authorized officer to make good faith efforts to resolve any such dispute prior to arbitration or litigation.

      No provision of this section shall limit the right of either party to this Agreement to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of any arbitration if injunctive relief from the court is necessary to prevent serious and irreparable injury to one party or the other. The parties acknowledge that for purposes of this Agreement (1) preliminary injunctions, appointments of receivers, attachments, temporary protective orders and writs of possession constitute "provisional remedies," and (2) judicial actions to enforce a decision reached pursuant to this section constitute "ancillary remedies."

13.   MISCELLANEOUS.

            13.1 CHOICE OF LAW. This Agreement and all purchase orders issued hereunder shall be governed and interpreted, and all rights and obligations of the parties shall be determined, in accordance with the laws of the State of North Carolina, without regard to its conflict of laws rules.

            13.2 NOTICES. All notices, approvals or other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered personally to such party or sent to such party by facsimile transmission (confirmed in writing by other permitted means), air courier or by certified mail, postage prepaid, to the following addresses:

            To Chiron:

            Chiron Diagnostics Corporation
            63 North Street
            Medfield, MA  02052
            Attn: Senior Vice President and General Manager Critical Care
            Fax:  (508) 359-3115
            and with a copy to:

            Chiron Diagnostics Corporation
            63 North Street
            Medfield, MA  02052
            Attn: General Counsel
            Fax:  (508) 359-3885

            To CVDI:

            Cardiovascular Diagnostics, Inc.
            5301 Departure Drive
            Raleigh, NC 27604
            Attn: President
            Fax: (919) 954-9932

            and with a copy to:

            Larry E.  Robbins, Esq.
            Wyrick, Robbins, Yates & Ponton, LLP
            4101 Lake Boone Trail
            Suite 300
            Raleigh, NC 27607
            Fax (919) 781-4865


            or to such other address as the addressee may have specified in notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered, transmitted by facsimile or fifteen (15) days after so mailed.

       13.3 SEVERABILITY. In the event that any provision of this Agreement shall be found in any jurisdiction to be in violation of public policy or illegal or unenforceable in law or equity, such finding shall in no event invalidate any other provision of this Agreement in that jurisdiction, and this Agreement shall be deemed amended to the minimum extent required to comply with the law of such jurisdiction.

       13.4 ENTIRE AGREEMENT. This Agreement states the entire agreement between the parties hereto about the transactions contemplated hereby and may not be amended or modified except by written instrument duly executed by the parties hereto.

       13.5 NO WAIVER. The failure of either party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce each and every provision.

       13.6 ASSIGNMENT, BINDING EFFECT. Neither party shall assign this Agreement nor any of their respective rights or obligations hereunder without the prior written consent of the other party, except that either party may assign this Agreement to any of its Affiliates or to any person to which substantially all of the assets comprising its hemostasis products business are transferred by operation of law or otherwise, including, but without limitation, by merger or transfer of stock. Any other attempted assignment without such consent shall be void. Any assignee or transferee of this Agreement and/or the rights or obligations hereunder shall expressly assume in writing all obligations of the assignor/transferor pursuant to this Agreement. In performing this Agreement, Chiron may, upon sixty (60) days advance written notice, delegate to its Affiliates its obligations hereunder. Chiron Diagnostics shall remain primarily liable to CVDI despite such delegation.

       13.7 INDEPENDENT CONTRACTOR. Each party shall act as the independent contractor of the other party. Neither party shall be the legal agent of the other for any purpose whatsoever and therefore has no right or authority to make or underwrite any promise, warranty or representation, to execute any contract or otherwise to assume any obligation or responsibility in the name of or in behalf of the other party, except to the extent specifically authorized in writing by the other party. Neither of the parties hereto shall be bound by or liable to any third persons for any act or for any obligation or debt incurred by the other toward such third party, except to the extent specifically agreed to in writing by the party so to be bound.

       13.8 HEADINGS. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

       13.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to account for any of the other counterpart.

      13.10 FORCE MAJEURE. Neither party shall be deemed to be in default for failure or delay in performance to the extent of causes which are reasonably unforeseeable or, if foreseeable, reasonably unremediable in spite of diligent efforts to effect a reasonable remedy, and which are caused by act or omission of any governmental authority or of the other party, compliance with new governmental regulations, insurrection, riot, embargo, delays or shortages in transportation or inability to obtain necessary materials, and Acts of God or Nature.

      13.11 INSURANCE. CVDI and Chiron shall at all times maintain insurance, including product liability insurance, in the amount of $5,000,000.00. Each party shall, at the request of the other party, provide such evidence of such insurance as requested, including a certificate of insurance. Such insurance shall not be canceled without at least thirty (30) days prior written notice to Chiron.

      13.12 BOOKS AND RECORDS. CVDI and Chiron shall, during the term of this Agreement and for three (3) years thereafter, make and keep full and accurate books and records showing the quantities of Products sold in sufficient detail to determine applicable pricing pursuant to
            Section 7.3 and applicable Card, commission, and Instrument credits pursuant to Sections 3.6, 5.6, 5.7, and 7.2. Each party shall be permitted to designate an independent third party such as a nationally recognized accounting firm to inspect the applicable books and records of the other party from time to time, during regular business hours to the extent necessary to verify applicable pricing and credits. The designated party shall report its findings to the requesting party. Each party agrees to treat as Proprietary Information all information learned in the course of any such inspection hereunder, except when it is necessary for the party to reveal such information in order to enforce its rights under this Agreement. Notwithstanding anything to the contrary contained herein, the party to be inspected may waive at any time the requirement contained in this section relating to the use of an independent third party.

      13.13 PRESS RELEASES; PUBLICITY. Neither party shall publicly disclose or announce any term of this Agreement; provided, however, that a party may issue a press release disclosing the existence of this Agreement and other terms only upon prior written agreement of the other party, further provided, that each party shall at all times be entitled to make disclosures required by applicable securities laws.

                     [The next page is the signature page.]

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day and year first above written.

CARDIOVASCULAR
DIAGNOSTICS, INC.                   CHIRON DIAGNOSTICS CORPORATION



By____________________________      By:__________________________________
   As its                               As its

                                  SCHEDULE 1.13

                                    TERRITORY


EUROPE OR           EUROPE
MANAGED BY EUROPE   (CON'T)             AMERICAS              ASIA

Albania*            Lithuania*          Argentina*            Australia
Angola*             Malta*              Bahamas*              China (JV)
Austria             Moldova*            Bermuda*              Hong Kong
Bahrain*            Netherlands         Bolivia*              India*
Belgium             Niger*              Brazil                Indonesia*
Belgium             Nigeria*            Canada**              Malaysia*
Bulgaria*           Norway              Caribbean Islands*    New Zealand*
Cyprus*             Oman*               (except for Cuba)     Pakistan*
Czech Republic      Poland              Chile*                Philippines*
Denmark             Portugal            Columbia*             Singapore*
Egypt*              Qatar*              Costa Rica*           Thailand
Ethiopia*           Romania*            Dominican
Finland             Russia              Republic*
France              Saudi Arabia        Ecuador*
Gambia*             Slovakia*           El Salvador*
Germany             South Africa*       Mexico
Ghana*              Spain               Nicaragua*
Gibraltar*          Sudan*              Panama*
Greece*             Sweden              Paraguay*
Hungary*            Switzerland         Peru*
Iceland*            Syria*              Puerto Rico*
Iran*               Tanzania*           United States**
Iraq*               Turkey              Uruguay
Ireland             Uganda*             Venezuela*
Israel*             Ukraine*
Italy               United Arab
Jordan*             Emirates*
Kenya*              United Kingdom
Kuwait*             Yemen*
Latvia*             Zambia*
Lebanon*            Zimbabwe*


*  Distributor Countries
** Chiron has no distribution rights with respect to Canada and the United
   States for Specialty Products

                                  Schedule 2.5

                      STANDARD TERMS AND CONDITIONS OF SALE

I.                DEFINITIONS
CVDI: Cardiovascular Diagnostics, Inc. The person or organization that has placed an Order with CVDI or with whom CVDI has concluded an agreement.

Standard Terms:   These Standard Terms and Conditions of Sale.

Products:         The whole of the Products the subject of this
                  Contract, as specified in the Offer or in the Order.

Offer: The written proposition, made by CVDI, which includes these Standard Terms, a specification of the Products and the current price.

Order:            The written request, made by the Buyer,
                  including a specification of the Products to be ordered.

II.               OFFERS, GOODS, AND SPECIFICATIONS

1. All offers, Orders and Contracts of Sale by CVDI shall be subject to these Standard Terms

2. These standard Terms can only be amended with the specific written consent of CVDI.

III.              ORDERS

1. No Order shall be binding on CVDI until expressly accepted by CVDI in writing.

2. No Order may be cancelled and/o amended by the Buyer except with the written consent of CVDI.

3. Subject to the terms and conditions contained in the distribution agreement between CVDI and Chiron, which shall govern and be superior to these Standard Terms and Conditions of Sale, and subject to any special terms agreed upon in writing between CVDI and Chiron, these Standard Terms and Conditions of Sale represent the Understanding between the parties and shall supersede and exclude any previous agreements between CVDI and the Buyer in relation to their subject matter and all terms and/or General Conditions of whatever nature which the Buyer may in any way seek to impose.

                                 Schedule 2.5-1

IV.               PRICES

1. Unless otherwise agreed upon, all prices mentioned in CVDI current standard price list are based on delivery FOE, CVDI.

2. The price shall be exclusive of, and the Buyer shall pay, all duties or taxes arising in connection with the sale unless otherwise agreed to by CVDI in writing.

V.                PAYMENT

1. Subject to any agreement to the contrary, payment must be made within 30 days from the date of the invoice.

2. If the Buyer commits any breach of this Contract, all monies accrued and owing under this Contract shall immediately become due and payable.

3. In the event of any late payment, the Buyer shall pay CVDI interest from the date payment became due, to be calculated at the Wall Street Journal Prime Rate increased by 5% per month.

4. All payments shall be made in full without deducting any right of equity, set-off or counterclaim.

VI.               CARRIAGE AND DELIVERY

1. Unless otherwise agreed upon, delivery of the Products shall be FOB, CVDI.

2. Any delivery time specified by the Buyer or indicated by CVDI is an estimate only and CVDI shall not have any liability whatsoever for failure to deliver the Products at or within any such delivery time. In case of any late deliver, CVDI must be formally declare to be in default and must be granted a reasonable term to comply with its delivery obligation.

3. If the Buyer refuses to take prompt deliver or is negligent in providing necessary information or instructions in accordance with these Standard Terms, then the Products shall be stored at the Buyers risk. The Buyer shall pay CVDI all additional deliver, storage and insurance costs and any other costs incurred along with any loss arising in connection with this neglect or refusal.

4. The Buyer shall inspect all Products promptly upon receipt thereof. Such inspection shall include, without limitation, a quality control analysis. Any

                                 Schedule 2.5-2

                  Product not properly rejected within 4 weeks after receipt by the Buyer shall be deemed accepted. The Buyer shall be deemed to have received the correct quantity of the Products upon CVDI's delivery note being signed on behalf of the Buyer or by its carrier. In the event of an incomplete or excessive delivery, the Buyer shall not be entitled to reject the Products included in the Contract or to treat the Contract as repudiated.

5. They Buyer shall notify CVDI in writing within 5 days from the moment of discovery of any other defect or within 5 days from the moment the defect should have been discovered. Save only as provided under these General Conditions, CVDI shall not be held liable for any defect which is not so notified. Unless expressly agreed otherwise, the risk of loss ensuing from loading and transporting the Products shall be borne by the Buyer even if the transport is handled by CVDI at the Buyer's request.

VII.              RETENTION OF TITLE.

1. Notwithstanding delivery, title to the Products shall remain in CVDI and shall not pass to the Buyer until CVDI has received payment in full with respect to all Products delivered or to be delivered, work done in relation to sales agreements, interest owed and/or accrued including any cost which may arise in respect of letters of credit, bills of exchange or cheques along with any storage and other costs, resulting from a breach of the sales agreement by the Buyer.

VIII.             INTELLECTUAL PROPERTY RIGHTS.

1. All patents, designs, trademarks, copyrights and other industrial or intellectual property rights of CVDI of whatever nature in respect of the Products, any of their constituent parts, their packaging or other material supplied with the Products shall remain the absolute property of CVDI and shall remain vested in CVDI.

2. The Buyer shall indemnify CVDI against any and all loss, damage, claims, costs, and expenses suffered or incurred by CVDI in connection with any material, information or instruction supplied by the Buyer in relation to the Products, including the industrial or intellectual property rights as stated in Article VIII.1.

IX.               LIABILITY.

1. CVDI's liabilities regarding the Products shall be limited in accordance with the provisions of CVDI's Standard Limited Warranty attached hereto as Exhibit A and incorporated by this reference. CVDI does not give any warranty beyond these specifications.

                                 Schedule 2.5-3

2. CVDI's aggregate liability to the Buyer in respect of any and all causes of action arising at any time in connection with the Products, including but not limited to action in relation to negligence, shall be limited to the amount paid the Buyer for the Products or replacement of the Product at CVDI's option. In no event shall CVDI be liable for costs of procurement of substitute goods by anyone. In no event shall CVDI be liable for any special, consequential, incidental, or indirect damages, including but not limited to damages resulting from late delivery and loss of profit.

X.                ALTERATIONS TO THE PRODUCTS AND DESCRIPTION.

1. After delivery of the Products, the Buyer shall not alter the Products or alter any marks, designs or artwork on the Products or on the packaging. The Buyer shall not apply its own marks on the Products or on their packaging, and shall not cause, allow or permit any third party to do so.

XI.               DEFAULT.

1. If any of the following events occur, all monies accrued and owing under the Contract shall become immediately due and payable and CVDI shall be entitled at any time thereafter to terminate the Contract and any other Contract between CVDI and the Buyer by written notice, or to suspend further deliveries of Products, without prejudice to its right to full indemnification:

- if the Buyer defaults or commits a breach of the Contract or of any other obligations to CVDI and if, in CVDI's reasonable judgement, termination of the contract or suspension of further deliveries is justified;

- if an attachment or execution is levied upon the Buyer's property and/or assets;

- if the Buyer makes, offers or proposes a settlement, arrangement or composition with its creditors. If a resolution or petition to wind up the Buyer's business is passed or presented, if a petition for an administrative order in respect of the Buyer is presented, if a petition for a bankruptcy order is made against the Buyer, or if a receiver, liquidator, trustee or manager of the Buyer's undertaking, property, assets or any part thereof is appointed;

- If CVDI considers that the Buyer may be unable to provide payment in full and/or to perform any of its other obligations under the Contract, and the Buyer is (in CVDI's reasonable judgement) not able to provide security covering his obligation.

                                 Schedule 2.5-4

2. Should the Buyer fail to fulfill one or more of his obligations, all reasonable costs incurred in and out of court in order to realize fulfillment will be at his expense. Such costs will in any event include those for collecting agencies, bailiffs and attorneys.

XII.              FORCE MAJEURE.

1. CVDI shall not be liable, if it is prevented from or hindered or delayed in performing any of its obligations by reason of force majeure. Force majeure shall consist of, but shall not be limited to, the following:

- strike, lock-out or trade dispute (in each case whether involving CVDI's or a third party's employees);

- non-availability, interruption, failure of or delay in CVDI's usual supply sources, manufacturing facilities, transportation routes or facilities;

-                 breakdown of machinery or power failure;

- default or delay by CVDI's sub-Contractors, acts of national or local government or other authorities;

- storm, tempest, fire, flood, explosion, accident, theft, civil disturbance, insurrection or war.

XIII.       GOVERNING LAW.

1. These Standard Terms and any Contract in conjunction therewith shall be governed by the laws of the State of North Carolina.

2. In any proceeding instigated by the Buyer in respect of any matter which may arise in connection with the contract or these Standard Terms, the courts of North Carolina shall have exclusive jurisdiction. In any such proceedings brought by CVDI, CVDI shall be at liberty to bring the proceeding before the courts of North Carolina or any other court which would have jurisdiction in the absence of this clause.

                                 Schedule 2.5-5

                                  Schedule 3.4

                                 CVDI TRADEMARKS

                                     TAS(R)

                                    PT-ONE(R)

                                    PTNC(TM)

                                    LHMT(TM)

                                     EQC(TM)

                                 TAS ACCENT(TM)

                                     ECT(TM)

                                     HMT(TM)

                                     HTT(TM)

                                     PRT(TM)


                                CHIRON TRADEMARKS
                            To Be Supplied By Chiron



                                Schedule 3.4 - 1

                                  SCHEDULE 3.6

                             SERVICE AND MAINTENANCE

        Service Fee                        $[    ] (includes 1st hour of
                                           labor)
plus    Each additional hour of labor      [    ]
plus    QA Testing                         [    ]
plus    Handling Fee                       [    ]


plus    Cost of any replacement parts      $$$
plus    All related shipping charges,      $$$    (minimum shipping charge for
        if not shipped against                    all international shipments
        customer's shipping account               is $225.000 per analyzer
        (UPS or FEDEX)                            which includes freight
                                                  charges as well as any
                                                  related import duties and
                                                  taxes)


Note 1:     Minimum charge for a TAS repair is $[              ].
Note 2: TAX repairs usually take approximately 2 hours to assess the problem and service the analyzer.
Note 3: Any necessary part replacements will be communicated to the customer prior to any repair service and will only be performed after obtaining customer authorization.







------------------
[ ] CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

                                Schedule 3.6 - 1

                                  SCHEDULE 6.1

                                  INFRINGEMENT

      See materials regarding Litigation with Boehringer Mannheim Corporation previously provided by Chiron.

                                Schedule 6.1 - 1

                                  Schedule 7.1

                                     PRICING

                                                          INITIAL SALES PRICE
          PRODUCTS                   CATALOG #                 TO CHIRON
--------------------------------------------------------------------------------


Controls                                                 $       [       ] each
Service Contracts                                        $       [       ] each
                                                         $       [       ] per
Sample                                                         Card













------------------
[   ]  CONFIDENTIAL TREATMENT REQUESTED; CERTAIN INFORMATION OMITTED AND
FILED SEPARATELY WITH THE SEC.

                                Schedule 7.1 - 1

                                    EXHIBIT A

                         CVDI STANDARD LIMITED WARRANTY

      Cardiovascular Diagnostics, Inc. ("CVDI") provides a 12 month warranty on new TAS Analyzers from the time of delivery to the end-year. Any instrument covered under warranty will be replace within 10 working days of notification to CVDI's technical services department. Upon receiving the replacement unit, the customer shall return the defective unit to CVDI via air freight at CVDI's expense.

      This warranty cover the TAS Analyzer's shelf life under normal conditions and is contingent upon proper use of a TAS Analyzer in the application for which such product was intended and does not cover products which were modified without CVDI's approval, which have expired, which were subjected to unusual physical, chemical or electrical stress or temperature fluctuations, or which were not stored in accordance with the specifications provided by CVDI.

      EXCEPT FOR THIS EXPRESS LIMITED WARRANTY, CVDI GRANTS NO WARRANTIES FOR THE PRODUCTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, TO DISTRIBUTOR, ITS CUSTOMERS OR ANY OTHER PARTY, AND CVDI SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF QUALITY, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF NONINFRINGEMENT.

      CVDI'S LIABILITY ARISING OUT OF THIS WARRANTY SHALL BE LIMITED TO THE AMOUNT PAID BY THE CUSTOMER FOR THE PRODUCTS OR REPLACEMENT

                                 Exhibit A - 1

OF THE PRODUCTS, AT CVDI'S OPTION. IN NO EVENT SHALL CVDI BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS BY ANYONE. IN NO EVENT SHALL CVDI BE LIABLE OF ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, WHETHER OR NOT CVDI HAS BEEN ADVISED ON THE POSSIBILITY OF SUCH DAMAGE.

                                 Exhibit A - 2